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As filed with the Securities and Exchange Commission on September 1, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IAC/INTERACTIVECORP
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	152 West 57th Street New York, New York 10019 (Address of Principal Executive Offices Including Zip Code)	59-2712887 (I.R.S. Employer Identification No.)

SERVICEMAGIC, INC. AMENDED AND RESTATED 1999 STOCK OPTION PLAN
(Full Title of the Plan)

GREGORY R. BLATT, ESQ.
Senior Vice President, General Counsel and Secretary
IAC/InterActiveCorp
152 West 57th Street
New York, New York 10019
(Name and Address of Agent For Service)

(212) 314-7300
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)

Common Stock, $0.01 par value(1)	523,124	$22.89	$11,974,308.36	$1,517.14

(1)
This Registration Statement on Form S-8 covers up to an aggregate of 523,124 shares of Common Stock, par value $0.01 per share, of IAC/InterActiveCorp to be issued upon the exercise of assumed options issued pursuant to the ServiceMagic, Inc. Amended and Restated 1999 Stock Option Plan.

(2)
Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c), this Registration Statement also registers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(4)
Estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based upon the average high and low prices per share for IAC/InterActiveCorp Common Stock on the Nasdaq National Market on August 31, 2004, which were $23.14 and $22.63.

INTRODUCTION

        This Registration Statement on Form S-8 (this "Registration Statement") is filed by IAC/InterActiveCorp, a Delaware corporation ("IAC" or the "Registrant"), in connection with the merger (the "Merger") of SM Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of IAC ("Merger Sub"), with and into ServiceMagic, Inc., a Delaware corporation ("ServiceMagic"), pursuant to the Agreement and Plan of Merger dated as of July 22, 2004, by and among IAC, Merger Sub, ServiceMagic, Michael J. Beaudoin and Pearl Street Trust, acting in their capacity as members of the Equityholder Representative Committee, and the stockholders of ServiceMagic signatory thereto (the "Merger Agreement"). Pursuant to the Merger Agreement, among other things, at the effective time of the Merger, IAC has assumed the outstanding stock options granted under the ServiceMagic Amended and Restated 1999 Stock Option Plan (the "ServiceMagic Plan"). The assumed options will become exercisable for shares of Common Stock, par value $0.01 per share, of IAC ("IAC Common Stock"), based on the formula set forth in the Merger Agreement, and will remain subject to the same terms and conditions set forth in the ServiceMagic Plan and related agreements.

        This Registration Statement relates to up to 523,124 shares of IAC Common Stock issuable upon exercise of assumed options.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The information required in Part I of this Registration Statement is included in the prospectus for the Plan (the "Prospectus"), which the Registrant has excluded from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act").

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents previously filed by IAC with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference into this Registration Statement:

  1.
  IAC's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended by Amendment Nos. 1 and 2 on Form 10-K/A, filed with the Commission on March 30, 2004 and June 23, 2004, respectively;

  2.
  IAC's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004 and June 30, 2004;

  4.
  IAC's Current Report on Form 8-K filed on July 14, 2004 (other than information furnished under Regulation FD); and

  5.
  The description of IAC Common Stock contained in IAC's Registration Statement on Form 8-A, filed with the Commission on January 22, 2003.

        All documents subsequently filed by IAC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

        Not applicable.

Item 5.    Interests of Named Experts and Counsel.

        The legality of the shares of IAC Common Stock to be issued in connection with the Plan has been passed upon for IAC by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

Item 6.    Indemnification of Directors and Officers.

        The Registrant's Restated Certificate of Incorporation, as amended, limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Registrant's Amended and Restated By-Laws provide that the directors and officers (and legal representatives of such directors and officers) will be indemnified to the fullest extent authorized by the Delaware General Corporation Law with respect to third-party actions, suits, investigations or proceedings provided that any such person has met the applicable standard of conduct set forth in the Delaware General Corporation Law described below. The Registrant's Amended and Restated By-Laws further provide that directors and officers (and legal representatives of such directors and officers) will be indemnified with respect to actions or suits initiated by such person only if such action was first approved by the board of directors. The Registrant's Amended and Restated By-Laws allow the Registrant to pay all expenses incurred by a director or officer (or legal representatives of such directors or officers) in defending any proceeding in which the scope of the indemnification provisions as such expenses are incurred in advance of its final disposition, upon an undertaking by such party to repay such expenses, if it is ultimately determined that such party was not entitled to indemnity by the Registrant. From time to time, officers and directors may be provided with indemnification agreements that are consistent with the foregoing provisions and, to the extent such officers and directors serve as executive officers or directors of subsidiaries of the Registrant, consistent with the indemnification provisions of the charter documents of such subsidiaries. The Registrant has policies of directors' and officers' liability insurance which insure directors and officers against the costs of defense, settlement and/or payment of judgment under certain circumstances. The Registrant believes that these agreements and arrangements are necessary to attract and retain qualified persons as directors and officers.

        Section 145 of the General Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent who was or is a party, or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Item 7.    Exemption from Registration Claimed.

        Not applicable.

Item 8.    Exhibits.

        See Exhibit Index.

Item 9.    Undertakings.

  (a)
  The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

        (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 1st day of September, 2004.

IAC/INTERACTIVECORP
By:	/s/ DARA KHOSROWSHAHI
Name: Dara Khosrowshahi Title: Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of September 1, 2004:

Name and Signature	Title

/s/ BARRY DILLER* Barry Diller	Chairman of the Board and Chief Executive (Principal Executive Officer)
/s/ VICTOR A. KAUFMAN Victor A. Kaufman	Vice Chairman and Director
/s/ WILLIAM J. SEVERANCE* William J. Severance	Vice President and Controller (Principal Accounting Officer)
/s/ DARA KHOSROWSHAHI Dara Khosrowshahi	Executive Vice President and Chief Financial Officer
/s/ RICHARD N. BARTON Richard N. Barton	Director
/s/ ROBERT R. BENNETT* Robert R. Bennett	Director
/s/ EDGAR BRONFMAN, JR.* Edgar Bronfman, Jr.	Director
/s/ DONALD R. KEOUGH Donald R. Keough	Director

/s/ MARIE-JOSÉE KRAVIS Marie-Josée Kravis	Director
/s/ JOHN C. MALONE John C. Malone	Director
/s/ STEVEN RATTNER Steven Rattner	Director
/s/ GEN. H. NORMAN SCHWARZKOPF* Gen. H. Norman Schwarzkopf	Director
/s/ ALAN G. SPOON* Alan G. Spoon	Director
/s/ DIANE VON FURSTENBERG* Diane Von Furstenberg	Director
*By:	/s/ DARA KHOSROWSHAHI Dara Khosrowshahi Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed with the Commission on October 14, 2003)
4.2
Certificate of Ownership and Merger merging NC3, Inc. into InterActiveCorp under the name IAC/InterActiveCorp (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed with the Commission on July 14, 2004)
4.3	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K, filed with the Commission on September 20, 2002)
4.4	ServiceMagic, Inc. Amended and Restated 1999 Stock Option Plan
5.1	Opinion of Gibson, Dunn & Crutcher LLP
23.1	Consent of Ernst & Young LLP
23.2	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1 hereto)
24.1	Powers of Attorney

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INTRODUCTION
PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
EXHIBIT INDEX